EXHIBIT 3.3
CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
OF
AMERICAN CLAIMS EVALUATION, INC.
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW
     It is hereby certified that:
     FIRST: The name of the corporation is AMERICAN CLAIMS EVALUATION, INC.
     SECOND: The certificate of incorporation of the corporation was filed by the Department of State on December 11, 1981.
     THIRD: The amendment of the certificate of incorporation of the corporation effected by this certificate of amendment is as follows:
     To change the name of the corporation.
     FOURTH: To accomplish the foregoing amendment, Article FIRST of the certificate of incorporation of the corporation, relating to the name of the corporation, is hereby amended to read as follows:
     “FIRST: The name of the corporation is American Learning Corporation.”
     FIFTH: The foregoing amendment of the certificate of incorporation of the corporation was authorized by the unanimous vote of the members of the Board of Directors of the corporation at a meeting thereof, followed by the written consent of the holder of a majority of the outstanding shares of the corporation entitled to vote on the said amendment of the certificate of incorporation.
     IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.
Dated: March 18, 2010

/s/ Gary Gelman
Gary Gelman, President and
Chief Executive Officer